UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 5, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

     On August 5, 2004, Calpine Corporation ("Calpine") issued the press release attached hereto as Exhibit 99.1 reporting a new credit facility entered into by its wholly owned subsidiary, Calpine Energy Management, L.P. ("CEM").

     CEM's assets are expected to be primarily gas and power contracts and short-term receivables under those contracts. Its liabilities are expected to be primarily short-term payables under those contracts. CEM does not and is not permitted to guarantee, secure, or otherwise assume responsibility for any debt or other obligations of Calpine or any of its other affiliates. Calpine and its other affiliates do not guarantee, secure, or otherwise assume responsibility for any debt or other obligations of CEM. The assets, liabilities, revenues and expenses of CEM will be kept separate and distinct from those of Calpine and its other affiliates. CEM is required to strictly observe all necessary, appropriate and customary corporate formalities in its dealings with Calpine and its other affiliates and to make all decisions with respect to its business and daily operations independently.

Exhibits.

     99.1 Press release dated August 5, 2004, announcing Calpine Corporation's new $250 million letter of credit facility to increase working capital.

EXHIBIT 99.1

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                    Media Relations:  Bill Highlander, Ext. 1244
                                                     Katherine Potter, Ext. 1168
                                    Investor Relations:  Rick Barraza, Ext. 1125


                  Calpine Finalizes Agreement to Enhance Credit
                for Short-Term Natural Gas and Power Transactions

     New $250 Million Letter of Credit Facility to Increase Working Capital


     (SAN JOSE, Calif.) /PR Newswire - First Call/ Aug. 5, 2004 - Calpine Corporation [NYSE:CPN] today announced that it has implemented a new credit enhancement structure that it expects will improve spark spreads for the company and increase working capital at its wholly-owned subsidiary, Calpine Energy Services.

     As part of this innovative new structure, Calpine created a new entity, Calpine Energy Management (CEM), to facilitate short-term gas and power purchases and sales transactions ranging from the hourly market up to one forward month. CEM has entered into a $250 million letter of credit facility with Deutsche Bank (rated Aa3/AA-) that expires in October 2005. Deutsche Bank will guarantee CEM's power and gas obligations by issuing letters of credit. Receivables generated through power sales will serve as collateral to support the letters of credit.

     "With Calpine's years of experience in the energy market, together with Deutsche Bank's financial services capabilities, Calpine Energy Management can create short-term contracts with AA- credit to better meet our customers' and suppliers' needs," stated Calpine Chief Financial Officer Bob Kelly. "This facility will also enable Calpine to increase working capital by matching our payments for gas purchases with the receipt of cash from the sale of power. Equally important, it will enhance our margins through an expansion of our power and gas customer base."

About Calpine

     Calpine Corporation, celebrating its 20th year in power in 2004, is a leading North American power company dedicated to providing electric power to customers from clean, efficient, natural gas-fired and geothermal power plants. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and owns or controls approximately one trillion cubic feet equivalent of proved natural gas reserves in the United States and Canada. The company, founded in 1984, is listed on the S&P 500 and was named FORTUNE's 2004 Most Admired Energy Company. Calpine is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) risks associated with marketing and selling power from power plants in the newly-competitive energy market; and (iv) other risks identified from time-to-time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which can also be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  August 13, 2004